Exhibit 21.01

Subsidiaries of ReachLocal, Inc.

Subsidiary	Jurisdiction

ReachLocal Australia Pty Ltd.	Australia
ReachLocal International, Inc.	Delaware
Bizzy, Inc.	Delaware
ReachLocal Services Private, Ltd.	India
ReachLocal Canada, Inc.	Delaware
ReachLocal UK, Ltd.	United Kingdom